Exhibit 5.1

CLEARY GOTTLIEB STEEN & HAMILTON LLP

AMERICAS NEW YORK SAN FRANCISCO SÃO PAULO SILICON VALLEY WASHINGTON, D.C. ASIA BEIJING HONG KONG SEOUL	One Liberty Plaza New York, NY 10006-1470 T: +1 212 225 2000 F: +1 212 225 3999 clearygottlieb.com Writer’s Direct Dial: +1 212 225 2530 E-Mail : flodell@cgsh.com	EUROPE & MIDDLE EAST ABU DHABI BRUSSELS COLOGNE FRANKFURT LONDON MILAN PARIS ROME

March 14, 2025

American Tower Corporation

116 Huntington Avenue

Boston, Massachusetts 02116

Ladies and Gentlemen:

We have acted as special counsel to American Tower Corporation, a Delaware corporation (the “Company”), in connection with its offering pursuant to a registration statement on Form S-3 (No. 333-265348), as amended as of its most recent effective date (March 11, 2025), insofar as it relates to the Securities (as defined below) (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)) (as so amended, including the documents incorporated by reference therein but excluding Exhibit 25, the “Registration Statement”), and the prospectus dated June 1, 2022 (the “Base Prospectus”), as supplemented by the prospectus supplement thereto dated March 11, 2025 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”), of $650,000,000 aggregate principal amount of its 4.900% Senior Notes due 2030 (the “2030 Notes”) and $350,000,000 aggregate principal amount of its 5.350% Senior Notes due 2035 (the “2035 Notes” and, together with the 2030 Notes, the “Securities”). The Securities were issued under an indenture dated as of June 1, 2022 (the “Base Indenture”) between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented, with respect to the Securities, by Supplemental Indenture No. 8 thereto dated as of March 14, 2025 (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”).

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	the Prospectus;

(c)	an executed copy of the Underwriting Agreement dated March 11, 2025 between the Company and the several underwriters named in Schedule A thereto;

(d)	executed copies of the Base Indenture and the Supplemental Indenture;

American Tower Corporation, p. 2

(e)	facsimile copies of the Securities in global form as executed by the Company and authenticated by the Trustee; and

(f)

copies of the Company’s Restated Certificate of Incorporation and Amended and Restated By-Laws certified by the Secretary of State of the State of Delaware and the corporate secretary of the Company, respectively.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities are the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the law of the State of New York or the General Corporation Law of the State of Delaware that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) we express no opinion with respect to the effect of any mandatory choice of law rules and (c) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

The foregoing opinion is limited to the law of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the use of our name in the Prospectus Supplement under the heading “Legal Matters” and in the Base Prospectus under the heading “Validity of the Securities,” as counsel for the Company that has passed on the validity of the Securities and to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated March 14, 2025. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Francesca L. Odell
Francesca L. Odell, a Partner